EXHIBIT 99.1

                             FIRST AMENDMENT TO
                        AGREEMENT AND PLAN OF MERGER

     FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") dated as of December 2,1999, among EL PASO ENERGY CORPORATION, a Delaware corporation ("Parent"), EL PASO ENERGY ACQUISITION CO., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and CRYSTAL GAS STORAGE, INC., a Louisiana corporation (the "Company").

     WHEREAS, Parent, Sub and the Company entered into an Agreement and Plan of Merger dated October 15, 1999 (the "Original Agreement"), providing for, among other things, the merger of the Company with and into Sub, whereby each issued and outstanding share of common stock of the Company not owned directly or indirectly by Parent or the Company will be converted into the right to receive $57 per share;

     WHEREAS, Parent, Sub and the Company desire to amend the terms of the Original Agreement as set forth herein; and

     WHEREAS, the parties to the Shareholders Agreements (as defined in the Original Agreement) have agreed that this First Amendment would not have any adverse effect on such parties and therefore will not terminate, modify or amend their obligations under the Shareholders Agreements and that the Shareholders Agreements shall remain unchanged and in full force and effect;

     NOW,   THEREFORE,   in   consideration   of  the   premises   and  the
representations, warranties and agreements herein contained, the parties agree as follows:

     SECTION 1. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Original Agreement.

     SECTION 2. Section 3.1(h) is hereby amended by replacing the second sentence thereof with the following:

     "Except for the approval of the Merger by the holders of two-thirds of all the votes entitled to be cast on the matter, voting together as a class pursuant to which each Share is entitled to one vote and each share of Senior Preferred Stock is entitled to .001 votes per share (unless the shares of Senior Preferred Stock have been called for redemption prior to such meeting and the provisions of Louisiana Revised Statute 12:75 shall have been satisfied so that such shares shall not be entitled to vote at such meeting) ("Company Stockholder Approval"), no other stockholder action on the part of the Company is required for approval of the Merger and the transactions contemplated hereby."

     SECTION 3. Parent, Sub and the Company currently expect that the Company Stockholder Approval and the Effective Time of the Merger will take place on January 5, 2000. Parent and Sub hereby agree that the Company's efforts to prepare and file a preliminary Proxy Statement with the SEC and to duly call, give notice of, convene and hold a meeting of its stockholders at any time prior to January 15, 2000, satisfy the requirements of (1) Sections 5.1(a) and 5.1(b) of the Original Agreement for the Company to take such actions as soon as practicable and (2) Section 5.3(a) of the Original Agreement for the Company to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Original Agreement.

     SECTION 4. Clause (i) of Section 5.3(b) of the Original Agreement is amended by replacing it in its entirety with the following:

     "(i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect (provided that with respect to the Company's obligations regarding its representations and warranties, this requirement shall, after December 2, 1999, only apply with respect to such representations and warranties to the extent they are untrue or inaccurate in any respect due to an act or omission of the Company and/or its subsidiaries)".

     SECTION 5. Section 6.2(b) of the Original Agreement is amended by inserting the following at the end thereof:

     "provided, further, that for purposes of determining whether the representations and warranties of the Company are true and correct in all material respects as of the Effective Time of the Merger, between December 2, 1999 and the Effective Time of the Merger such representations and warranties may only become untrue or incorrect due to acts or omissions of the Company and/or its subsidiaries;"

     SECTION 6. Parent acknowledges and agrees that, to the Parent's knowledge, as of the date hereof, Company has performed in all material respects all obligations to be performed by it under the Original Agreement.

     SECTION 7. Exhibit A to the Original Agreement is amended by replacing items 8 and 10, respectively, thereon with the following:

     "8. Convert Crystal Eurasia Oil Company from a Delaware corporation into a Delaware limited liability company or dissolve this inactive subsidiary."

     "10. Merge Crystal Exploration and Production Company, a Florida corporation, into a newly created Delaware limited liability company."

     SECTION 8. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except that matters pertaining to the merger of the Company into Sub shall be governed by the DGCL and the LBCL to the extent of their applicability to the Merger.

     SECTION 9. This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 10. As amended by this First Amendment, the Original Agreement remains in full force and effect.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this First Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        EL PASO ENERGY CORPORATION


                                        By /s/ Ralph Eads
                                           --------------------------------
                                        Name:  Ralph Eads
                                        Title: Executive Vice President



                                        EL PASO ENERGY ACQUISITION CO.


                                        By /s/ Ralph Eads
                                           --------------------------------
                                        Name:  Ralph Eads
                                        Title: Executive Vice President



                                        CRYSTAL GAS STORAGE, INC.


                                        By /s/ J.N. Averett, Jr.
                                           --------------------------------
                                        Name:  J.N. Averett, Jr.
                                        Title: President and Chief
                                               Executive Officer